Exhibit 99.2

American Fire Retardant Corp. Board of Directors Authorizes To Effect Shareholder's Previously Approved Reverse Stock Split

SAN DIEGO--(BUSINESS WIRE)--September 9, 2002--American Fire Retardant Corp. (OTCBB:AFRC) today announced that the company's board of directors has authorized to effect a previously approved reverse stock split.


A 1:10 reverse split was previously voted on and approved at the company's annual meeting in May 2002 by shareholders.


The effective date of the reverse split is scheduled to be Sept. 12, 2002 with a new trading symbol of AMFR to be assigned to the company.





About American Fire Retardant Corp


American  Fire   Retardant   Corp.  is  in  the  business  of   developing,
manufacturing and marketing a line of interior and exterior fire retardant chemicals. The company provides fire resistive finishing services through its "Textile Processing Center" for commercial users.


American Fire Retardant Corp. also designs new technology for future fire resistive applications that are being mandated by local, state and governmental agencies. Additionally, the company is active in the construction industry as sub-contractors for fire stop and fire film installations.


For a list of products available for purchase please visit the company's Web site at www.3in1hero.com.





Safe Harbor for Forward-Looking Statements:


Except for historical information contained herein, the statements in this new release are forward-looking statements that involve risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1995. Forward-looking statements involve known and unknown risk and uncertainties, which may cause the Company's actual results in the future periods to differ materially from forecasted results. There can be no assurance that Universal Alliance will continue to purchase Fyberix 2000-V beyond its initial order.




CONTACT INFORMATION:
American Fire Retardant Corp
Mark Taggatz, Investor Relations
Tel: 909-244-2828